UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2025

Pasithea Therapeutics Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40804	85-1591963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Lincoln Road, Suite 500 Miami Beach, Florida	33139
(Address of principal executive offices)	(Zip Code)

(786) 977-3380

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KTTA	The Nasdaq Capital Market
Warrants to purchase shares of Common Stock, par value $0.0001 per share	KTTAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2025, the Board of Directors (the “Board”) of Pasithea Therapeutics Corp. (the “Company”) approved the following compensation arrangements for the Company’s executive officers and directors. After consulting with a compensation consultant and considering the compensation arrangements for executive officers and directors among the Company’s peer group, the Board determined that the following new compensation arrangements would bring the Company more in line with such peer group, while also conserving cash, as appropriate and where noted below, given the Company’s current cash constraints.

Executive Officer Cash Compensation. The Board approved an increase in the base salary of the Company’s Chief Executive Officer, Dr. Tiago Reis Marques, to $533,000, a decrease in the target bonus percentage for Dr. Marques to 55% of annual base salary, an increase in the base salary of the Company’s Chief Financial Officer, Daniel Schneiderman, to $391,000, and an increase in the target bonus percentage for Mr. Schneiderman to 40% of annual base salary. Such changes were effective retroactive to January 1, 2025.

Option Awards to Executive Officers and Employees. The Board approved the following stock option awards, each of which has an exercise price of $0.715 per share, the closing price of the Company’s common stock (“Common Stock”) as reported on The Nasdaq Capital Market (“Nasdaq”) on October 24, 2025 (the “Grant Date”), in accordance with the terms of the Company’s 2023 Stock Incentive Plan, as amended (the “Plan”): Dr. Marques, options to purchase 493,341 shares of Common Stock; Mr. Schneiderman, options to purchase 317,266 shares of Common Stock; and certain employees options to purchase an aggregate of 352,266 shares of Common Stock. Each such option award will vest as to 33% of the shares subject thereto on the one year anniversary of the Grant Date, and the remaining shares will vest in equal quarterly installments thereafter for the next two years, subject to continued service; provided, that the shares underlying such options will fully vest upon a Change in Control (as defined in the Plan).

Director Cash Compensation. The annual cash retainer for the Chair of the Audit Committee of the Board was increased by $5,000 to $15,000, effective as of January 1, 2025. In addition, in an effort to conserve cash for the Company, the total annual cash compensation for the Chair of the Board was reduced from $100,000 to $35,000, effective as of October 1, 2025.

Option Awards to Non-Employee Directors. The Board approved annual stock option awards for fiscal year 2025 to each of the Company’s non-employee directors, Prof. Lawrence Steinman, Dr. Emer Leahy, Simon Dumesnil and Alfred Novak, each of which entitles such individuals to purchase 42,913 shares of Common Stock each, and each of which has an exercise price of $0.715 per share, the closing price of the Common Stock as reported on Nasdaq on the Grant Date, in accordance with the terms of the Plan. Each such option award will vest in full on the one year anniversary of the Grant Date, subject to continued service; provided, that the shares underlying such options will fully vest upon a Change in Control (as defined in the Plan).

Consulting Arrangement. In an effort to further conserve cash for the Company, the Board approved an amendment to the Company’s consulting agreement with Prof. Steinman, effective as of October 1, 2025, such that payments due thereunder from the Company to Prof. Steinman were reduced from an amount of $25,000 per quarter to an amount of $1.00 per quarter. In recognition of Prof. Steinman’s efforts to help the Company conserve cash, the Board also approved a one-time stock option award to Prof. Steinman entitling him to purchase 200,000 shares of Common Stock, which has an exercise price of $0.715 per share, the closing price of the Common Stock as reported on Nasdaq on the Grant Date, in accordance with the terms of the Plan. Such option award will vest in full on the one year anniversary of the Grant Date, subject to continued service; provided, that the shares underlying such option will fully vest upon a Change in Control (as defined in the Plan).

Unless otherwise noted, the equity awards described above are subject to the terms of the Plan and the applicable award agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASITHEA THERAPEUTICS CORP.

Date: October 27, 2025	By:	/s/ Tiago Reis Marques
	Name:	Tiago Reis Marques
	Title:	Chief Executive Officer

2